Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AAR CORP.:

We consent to the incorporation by reference in Registration Statement Nos. 333-152594, 333-122111, 333-112654, 33-19767, 333-102416, 333-81790, 333-54178, 333-95433, 333-71067, 333-44693, 333-38671, 33-26783, 33-38042, 33-43839, 33-58456, 33-56023, 33-57753, 333-15327, 333-22175, 333-26093, 333-00205, 002-89735 and 002-95635 on Form S-8 and in Registration Statement Nos. 333-155911, 333-133692, and 333-114855 on Form S-3 of AAR CORP. of our reports dated July 16, 2010, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended May 31, 2010, and the effectiveness of internal control over financial reporting as of May 31, 2010, which reports appear in the May 31, 2010 annual report on Form 10-K of AAR CORP.

Our report dated July 16, 2010 on the effectiveness of internal control over financial reporting as of May 31, 2010, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated subsidiaries except for Aviation Worldwide Services (AWS), a business acquired by the Company on April 7, 2010.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over the financial reporting of AWS.

Our report dated July 16, 2010 contains an explanatory paragraph that refers to the adoption of new standards related to the accounting for non-controlling interests and convertible debt.

/s/ KPMG LLP

Chicago, Illinois

July 16, 2010